EXHIBIT 5.1

[LETTERHEAD OF HEALTH NET, INC.]

September 25, 2009

Health Net, Inc.

21650 Oxnard Street

Woodland Hills, California 91367

Attn: Board of Directors

Re:	Registration Statement on Form S-8 regarding 7,000,000 shares of Common Stock, par value $0.001 per share, of Health Net, Inc.

Ladies and Gentlemen:

In connection with the registration by Health Net, Inc. (the “Company”) of an aggregate of 7,000,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Health Net, Inc. 2006 Long-Term Incentive Plan, as amended (the “Plan”), under the Securities Act of 1933, as amended, on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission, you have requested an opinion with respect to the matters set forth below.

In my capacity as General Counsel of the Company, I am familiar with the proceedings taken, and proposed to be taken, by the Company in connection with the authorization, issuance and sale of the Shares and, for the purposes of this opinion, I have assumed such proceedings will be timely completed in the manner contemplated by the Plan. In addition, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter.

I am opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of Delaware (“DGCL”), including statutory and reported decisional law thereunder, and I express no opinion with respect to the applicability thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and upon the issuance and sale of the Shares in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, and subject to the Company completing all action and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the Plan and the Registration Statement, including, without limitation, receipt of legal consideration in excess of the par value of the Shares issued, the Shares will be validly issued, fully paid and nonassessable securities of the Company.

With your consent, I have assumed for purposes of the opinion paragraph above that: (i) some of the Shares will be delivered through the Depository Trust Company’s automated system for deposits and withdrawals of securities, (ii) the issuance of the Shares will be recorded in the books of the Company, and (iii) the Company will comply with all applicable notice requirements of Section 151 of the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. I consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Linda V. Tiano
Linda V. Tiano
Senior Vice President, General Counsel and Secretary